Exhibit 99.1

NEWS RELEASE

Vanguard Natural Resources, LLC Files for Chapter 11 Protection

Houston – February 2, 2017 - (PR NEWSWIRE) – Vanguard Natural Resources, LLC (NASDAQ: VNR) (together with its wholly owned subsidiaries, collectively, “Vanguard” or the “Company”) today announced that the Company has voluntarily filed petitions for relief under chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division (the “Court”). In connection with the chapter 11 filing, Vanguard has entered into a Restructuring Support Agreement with certain consenting holders (the “Restructuring Support Parties) of the Company’s 7.875% Senior Notes due 2020 (the “Senior Notes due 2020”), 8 3/8% Senior Notes due 2019 (the “Senior Notes due 2019”) and 7.0% Senior Secured Second Lien Notes due 2023 (the “Second Lien Notes”).

Under the Restructuring Support Agreement, the Restructuring Support Parties agreed to support a plan of reorganization for the Company that would include (i) a fully committed $19.25 million equity investment by the consenting holders of the Second Lien Notes and (ii) a $255.75 million rights offering that is fully backstopped by the consenting holders of the Senior Notes due 2020 and Senior Notes due 2019. Through the implementation of the transactions set forth in the Restructuring Support Agreement, the Company would eliminate approximately $708 million in debt under the Company’s reserve-based credit facility and senior unsecured debt.

The Company has obtained a committed $50 million debtor-in-possession (“DIP”) financing facility underwritten by Citibank, N.A., JPMorgan Securities LLC and Wells Fargo Bank, N.A. Subject to Court approval, this DIP financing, combined with the Company’s cash from operations, is expected to provide sufficient liquidity during the chapter 11 cases to support its continuing business operations and minimize disruption.

Mr. Scott W. Smith, President and CEO, commented, “We continue to believe in the quality of our asset base and the dedication and competence of our office and field employees. The depressed commodity price cycle which has persisted over the past two years, combined with a tightened regulatory environment for senior debt providers, has resulted in a situation where, despite reducing our total debt by over $500 million in 2016, we find ourselves unable to meet the obligations of our current credit facility. With a successful restructuring of our balance sheet, Vanguard will be better positioned to weather this new lower for longer commodity price environment, while also improving our long-term financial security and better position us for long-term success.”

Vanguard has filed a series of motions with the court that, when granted, will enable the company to maintain its operations as usual, without interruption throughout the restructuring process. Included in these first day motions are requests to continue to pay employee wages, honor existing employee benefit programs and pay royalties to mineral owners under the terms of the applicable agreements.

The Company has also filed motions seeking authority to pay expenses associated with production operation and drilling and completion activities, as well as costs associated with gathering, processing, transportation, marketing and those related to joint interest billing for non-operated properties.

Court filings and other information related to the chapter 11 cases are available on the Company’s website at www.vnrllc.com/restructuring and at http://cases.primeclerk.com/vanguard, which is a website administered by the Company’s proposed claims agent, Prime Clerk LLC. The Company has also set up a toll-free hotline to answer employee, vendor, investor and royalty owner questions, which is available Monday through Friday, 8 a.m. to 6 p.m. Central Standard Time at 844-596-2260 (internationally at 929-333-8976). Parties may obtain electronic notification of court filings through the Prime Clerk website or may register for email notices by completing the Bankruptcy Court’s registration form that can be accessed at http://www.txs.uscourts.gov/sites/txs/files/CRECFform.pdf.

Paul Hastings LLP is serving as legal counsel and Evercore Partners is acting as financial advisor to Vanguard. Opportune LLP is the Company’s restructuring advisor.

About Vanguard Natural Resources, LLC
Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. Vanguard’s assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Wyoming, the Permian Basin in West Texas and New Mexico, the Piceance Basin in Colorado, the Gulf Coast Basin in Texas, Louisiana, Mississippi and Alabama, the Arkoma Basin in Arkansas and Oklahoma, the Big Horn Basin in Wyoming and Montana, the Williston Basin in North Dakota and Montana, the Anadarko Basin in Oklahoma and North Texas, the Wind River Basin in Wyoming, and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrllc.com.
Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

The Company cautions that trading in the Company’s securities during the pendency of the anticipated chapter 11 cases is highly speculative and poses substantial risks. Trading prices for the Company’s securities may bear little or no relationship to the actual recovery, if any, by holders of the Company’s securities in the chapter 11 cases.

SOURCE: Vanguard Natural Resources, LLC
Vanguard Natural Resources, LLC
Lisa Godfrey, (832) 327-2234
Director, Investor Relations
investorrelations@vnrllc.com